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                                                                      EXHIBIT 12

                    HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

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
                                                 THREE MONTHS
                                                    ENDED                  FISCAL YEAR ENDED OCTOBER 31,
                                                 JANUARY 31,    ----------------------------------------------------
                                                     2002         2001       2000       1999       1998       1997
                                                 ------------   --------   --------   --------   --------   --------
                                                                    (IN MILLIONS, EXCEPT RATIOS)
Earnings from continuing operations before
  extraordinary item, cumulative effect of
  change in accounting principle and taxes.....      $635        $  702     $4,625     $4,194     $3,694     $3,568
Minority interest in the income of subsidiaries
  with fixed charges...........................         2            10          4         14          4         22
Undistributed (earnings) or loss of equity
  investees....................................        19           (30)       (52)         6          7         (7)
Fixed charges from continuing operations:
  Interest expense and amortization of debt
    discount and premium on all indebtedness...        51           285        257        202        235        215
  Interest included in rent....................        39           155        141        130        120        107
                                                     ----        ------     ------     ------     ------     ------
  Total fixed charges from continuing
    operations.................................        90           440        398        332        355        322
                                                     ----        ------     ------     ------     ------     ------
Earnings before extraordinary item, cumulative
  effect of change in accounting principle,
  income taxes, minority interest,
  undistributed earnings or loss of equity
  investees and fixed charges..................      $746        $1,122     $4,975     $4,546     $4,060     $3,905

Ratio of earnings to fixed charges.............      8.3x          2.6x      12.5x      13.7x      11.4x      12.1x
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(1)  The ratio of earnings to fixed charges was computed by dividing earnings
     (earnings from continuing operations before extraordinary item, cumulative effect of change in accounting principle and taxes, adjusted for fixed charges from continuing operations, minority interest in the income of subsidiaries with fixed charges and undistributed earnings or loss of equity investees) by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.